As filed with the U.S. Securities and Exchange Commission on February 15, 1996

                                         Registration No. 33-64555
                                         Trust Indenture Act File No. 22-22215
================================================================================


                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                               AMENDMENT NO. 1

                              ----------------
                                  FORM S-3
                           REGISTRATION STATEMENT
                                    Under
                         THE SECURITIES ACT OF 1933

                              ----------------

                        THE COLUMBIA GAS SYSTEM, INC.
           (Exact name of registrant as specified in its charter)

              Delaware                                        13-1594808
     (State or other jurisdiction of                        (I.R.S. Employer
     incorporation or organization)                         Identification No.)

                             20 Montchanin Road
                         Wilmington, Delaware 19807
                               (302) 429-5000
   (Address, including zip code and telephone number, including area code, of registrant's principal executive office)

                              ----------------
                          L. J. BAINTER, TREASURER
                        THE COLUMBIA GAS SYSTEM, INC.
                             20 Montchanin Road
                         Wilmington, Delaware 19807
                               (302) 429-5597
          (Name, address, including zip code, and telephone number,
                 including area code, of agent for service)

                              ----------------

                                 COPIES TO:

     Gregory M. Shaw, Esq.                            Keith L. Kearney, Esq.
     Cravath, Swaine & Moore                          Davis, Polk & Wardwell
     Worldwide Plaza                                  450 Lexington Avenue
     825 Eighth Avenue                                New York, NY 10017
     New York, NY 10019

                              ----------------

Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

                              ----------------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. /x/


================================================================================
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

         INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


               SUBJECT TO COMPLETION, DATED FEBRUARY 15, 1996.



                                 Prospectus

                        THE COLUMBIA GAS SYSTEM, INC.

                              ----------------

                                 DEBENTURES
                               PREFERRED STOCK
                                COMMON STOCK

                              ----------------

         The Columbia Gas System, Inc. (the "Company") intends to issue, and offer for sale, directly, through agents to be designated from time to time, or through dealers or underwriters also to be designated, (i) one or more series of its debentures (the "Debentures"), which will be unsecured senior obligations of the Company, (ii) shares of one or more series of its preferred stock, par value $10 (the "Preferred Stock") and (iii) shares of its common stock, par value $10 ("Common Stock" and, collectively with the Debentures and Preferred Stock, the "Securities"), all having an aggregate initial public offering price of up to $1,000,000,000 and each of which Securities will be offered to the public on terms to be determined at the time of sale. When a particular offering of Securities is made, a supplement to this Prospectus (a "Prospectus Supplement") will be delivered together with this Prospectus setting forth with respect to each offering the following (or the method of determination, thereof): (i) in the case of Debentures, the aggregate principal amount offered, denomination, maturity, priority, rate of interest (which may be fixed or variable), time and place of payment of interest, terms for optional redemption or repayment by the Company or for sinking fund payments, terms for any conversion or exchange into other securities, the initial public offering price, any stock exchange listings, any provisions related to Debentures issued as medium-term notes, original issue discount or other special terms, and the designation of the trustee, security registrar and paying agent, (ii) in the case of Preferred Stock, the specific title and stated value, number of shares or fractional interests therein, any dividend, liquidation, redemption, sinking fund, voting or other rights, the terms for any conversion or exchange into other securities, any stock exchange listings and the public offering price, (iii) in the case of Common Stock, the aggregate number of shares offered, the public offering price, any stock exchange listing and other terms thereof, and (iv) for all offerings of Securities, the underwriter or underwriters or agent or agents, if any, for such offerings of Securities, their compensation, the resulting net proceeds to the Company and any other relevant terms and conditions. See also "Descriptions of Securities" and "Plan of Distribution" herein.

         This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

                              ----------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                              ----------------





THE DATE OF THIS PROSPECTUS IS FEBRUARY 15, 1996.

         NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

                              ----------------

                              TABLE OF CONTENTS

AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -2-
INCORPORATION OF DOCUMENTS BY REFERENCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -2-
THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -3-
USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -4-
RATIO OF EARNINGS TO FIXED CHARGES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -4-
DESCRIPTIONS OF SECURITIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -5-
CORPORATE PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -16-
PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -17-
LEGAL OPINIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -18-
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -18-


                                ----------------

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission ("SEC"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, as well as at the following SEC Regional Offices: 75 Park Place, New York, NY 10007 and Kluczynski Federal Building, 230 S. Dearborn Street, Chicago, IL 60604. Such material can also be inspected at the New York Stock Exchange, 20 Broad Street, New York, NY, 10005. Copies can be obtained from the SEC by mail at prescribed rates. Requests should be directed to the SEC's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549.

                                ----------------


                    INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents have been filed with the SEC and are incorporated herein by reference: (1) the Company's Annual Report on Form 10-K for the year ended December 31, 1994; (2) the Company's Current Reports on Form 8-K filed on February 2, 1995, February 10, 1995, February 15, 1995, March 16, 1995, April 17, 1995, April 18, 1995, April 20, 1995, May 1, 1995, June 16,
1995, June 19, 1995, July 18, 1995, July 19, 1995, July 28, 1995, August 4,
1995, October 4, 1995, October 18, 1995, October 20, 1995, October 25, 1995,
November 22, 1995, November 28, 1995, November 30, 1995 and February 8, 1996; and (3) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995.


         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of any offering of Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents described above which have been incorporated by reference in this Prospectus, other than exhibits to such documents. Requests for copies of such documents should be directed to The Columbia Gas System, Inc., Attention:
Director, Investor Relations, 20 Montchanin Road, Wilmington, DE 19807 - telephone (302) 429-5331 or (302) 429-5332.

                                  THE COMPANY

         The Company operates one of the largest integrated natural gas systems in the United States and was organized under the laws of the State of Delaware on September 30, 1926. It is a registered holding company under the Public Utility Holding Company Act of 1935 (the "Holding Company Act") and derives substantially all its revenues and earnings from the operating results of its direct subsidiaries. The Company owns all of the securities of its subsidiaries except for approximately 8 percent of the stock in Columbia LNG Corporation ("Columbia LNG"). The Company's subsidiaries are engaged in natural gas transmission, natural gas distribution, exploration for and production of oil and natural gas, and other energy operations.


         On July 31, 1991, the Company and its wholly-owned subsidiary, Columbia Gas Transmission Corporation ("Columbia Transmission"), filed separate petitions for protection under Chapter 11 of the Federal Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). The Company and Columbia Transmission had operated under the protection of Chapter 11 of the Federal Bankruptcy Code since their respective bankruptcy filings on July 31, 1991. On November 15, 1995, the Bankruptcy Court confirmed the Third Amended Plan of Reorganization of the Company dated July 27, 1995 ("POR") and the Amended Plan of Reorganization of Columbia Transmission dated July 17, 1995 (the "TCO POR") and emerged from their respective bankruptcy proceedings. On November 28, 1995 the Company and Columbia Transmission consummated the POR and TCO POR, respectively.


         The Company's two interstate pipeline transmission companies, Columbia Transmission and Columbia Gulf Transmission Company, operate a 23,200-mile pipeline network that extends from offshore in the Gulf of Mexico to New York State and the eastern seaboard. In addition, Columbia Transmission operates one of the nation's largest underground natural gas storage systems.


         Five distribution subsidiaries provide natural gas service to more than 1.9 million residential, commercial and industrial customers in Ohio, Pennsylvania, Virginia, Kentucky, and Maryland. These subsidiaries purchase gas supplies to serve their high-priority customers and transport gas for industrial and commercial customers who purchase gas from other sources. The distribution subsidiaries operate more than 30,600 miles of pipelines.


         The Company's two oil and gas subsidiaries explore for, develop, produce, and market oil and natural gas in the United States. These companies hold interests in more than 2.2 million net acres of gas and oil leases and have proved oil and gas reserves in excess of 609 billion cubic feet of gas
equivalent (Bcfe).   In October 1995, the Company announced its intention to
sell Columbia Gas Development Corporation, its southwest oil and gas exploration and production subsidiary representing approximately 196 Bcfe of the above-referenced proved oil and gas reserves.


         The Company has a subsidiary that is engaged in its nonregulated natural gas marketing efforts and provides an array of supply and fuel management services to distribution companies, independent power producers and other large end users both on and off the transmission and distribution subsidiaries' pipeline systems.


         The Company, through another subsidiary, participates in natural gas-fueled cogeneration projects that produce both electricity and thermal energy. In addition, the Company's two propane subsidiaries sell propane at wholesale and retail to approximately 74,300 customers in eight states. Another Company subsidiary leases over 500 million tons of coal reserves, much of which contains less than one percent sulfur.

         Columbia LNG is a participant in a partnership that operates a natural gas peaking service at its LNG facility in Maryland.


         Columbia Gas System Service Corporation provides centralized, cost-efficient data processing, financial, accounting, legal, and other services for the Company and other subsidiaries.

                                USE OF PROCEEDS

         Unless otherwise provided in the applicable Prospectus Supplement, the net proceeds from the issuance of the Securities will be used for general corporate purposes, which may include: making distributions to producers and other creditors whose claims have not been finally determined pursuant to the TCO POR, refunding securities issued under the POR and financing working capital requirements and capital expenditures. The use of proceeds for each specific issuance of Securities will be described in the applicable Prospectus Supplement.


                       RATIO OF EARNINGS TO FIXED CHARGES

         Both actual and adjusted ratio of earnings to fixed charges for the Company for each of the twelve months ended September 30, 1995 and September 30, 1994 and for each of the five years ended December 31, are as follows:

                             12 Months Ended September 30,                        Year Ended December 31,
                             -----------------------------     --------------------------------------------------------
                                 1995         1994                  1994       1993        1992       1991       1990
                               --------   -----------              ------     ------      ------    --------  ----------
Actual                          18.38         20.96                 27.44       3.84       12.77       N/A*      1.85
Adjusted                         1.40          1.70                  1.59       1.21         N/A       N/A*      1.85

* To achieve a one-to-one coverage, the Company would need an additional $55.8 million of adjusted earnings in 1992 and an additional $1,313.1 million of actual, and an additional $1,306.4 million of adjusted earnings in 1991.


         The actual ratio of earnings to fixed charges was calculated based on information from the Company's books and records. In computing the ratio of earnings to fixed charges, earnings consist of net earnings of the Company and its consolidated subsidiaries plus taxes on income and fixed charges, plus dividends received from non-consolidated associated companies accounted for by the equity method, less interest capitalized net of amount amortized and less equity earnings of non-consolidated associated companies accounted for by the equity method. There were no preferred shares outstanding during any of the periods indicated and therefore the ratio of earnings to combined fixed charges and preferred share dividend requirements would have been the same as the ratio of earnings to fixed charges for each period indicated.

         Adjusted earnings to fixed charges ratios reflect an increase to fixed charges for an estimate of interest expense not recorded during bankruptcy in order to provide more meaningful ratios. Earnings for all periods except the twelve months ended December 31, 1990 included interest earned on cash accumulated during bankruptcy and other bankruptcy related non-recurring items.

                           DESCRIPTIONS OF SECURITIES

                                   DEBENTURES

         The Debentures are to be issued under an Indenture (the "Indenture"), dated as of November 28, 1995, between the Company and Marine Midland Bank, as Trustee (the "Trustee"). The following summary statements with respect to the Debentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the detailed provisions of the Indenture, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. Capitalized terms are defined in the Indenture unless otherwise defined herein. Whenever any particular section of the Indenture or any term defined therein is referred to, such section or definition is incorporated herein by reference.


General


         The Debentures offered hereby will be limited to an aggregate initial offering price not to exceed $1,000,000,000. The Indenture does not limit the amount of Debentures which can be issued thereunder and provides that additional Debentures may be issued in one or more series up to the aggregate principal amount which may be authorized from time to time by the Company's Board of Directors. The Debentures will be unsecured senior obligations of the Company and will rank equally and ratably with all other unsecured unsubordinated indebtedness of the Company.


         Reference is made to the Prospectus Supplement relating to the particular Debentures offered thereby for the following terms, where applicable, of the Debentures: (i) the specific designation of the Debentures;
(ii) the denominations in which such Debentures are authorized to be issued;
(iii) the aggregate principal amount of such Debentures ; (iv) the date or dates on which the principal of such Debentures will mature or the method of determining such date or dates; (v) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which the Debentures will be issued; (vi) the rate or rates (which may be fixed or variable) at which such Debentures will bear interest, if any, or the method of calculating such rate or rates; (vii) the times and places where principal of, premium, if any, and interest, if any, on such Debentures will be payable; (viii) the date, if any, after which such Debentures may be redeemed and the redemption prices;
(ix) the date or dates on which interest, if any, will be payable and the record date or dates therefor or the method by which such date or dates will be determined; (x) the period or periods within which, the price or prices at which, and the terms and conditions upon which, such Debentures may be redeemed, in whole or in part, at the option of the Company; (xi) the obligations, if any, of the Company to redeem or purchase such Debentures pursuant to any sinking fund or analogous provisions, upon the happening of a specified event or at the option of a holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which, such Debentures will be redeemed or purchased, in whole or in part, pursuant to such obligations; (xii) if other than the principal amount hereof, the portion of the principal amount of such Debentures which will be payable upon declaration of the acceleration of the maturity thereof or the method by which such portion shall be determined; (xiii) the person to whom any interest on any such Debenture will be payable if other than the person in whose name such Debenture is registered on the applicable record date; (xiv) any addition to, or modification or deletion of, any Event of Default or any covenant of the Company specified in the Indenture with respect to such Debentures; (xv) the application, if any, of such means of defeasance or covenant defeasance as may be specified for such Debentures; (xvi) whether such Debentures are to be issued in whole or in part in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary for such global security or securities; and (xvii) any other special terms pertaining to such Debentures. Unless otherwise specified in the applicable Prospectus Supplement, the Debentures will not be listed on any securities exchange.

         Unless otherwise provided in the applicable Prospectus Supplement, principal and premium, if any, or interest, if any, will be payable and the Debentures may be surrendered for payment or transferred at the offices of the Trustee as paying and authenticating agent, provided that payment of interest on registered Debentures may be made at the option of the Company by check mailed to the address of the person entitled thereto as it appears in the Debenture register.

         Unless otherwise specified in the applicable Prospectus Supplement, the Debentures will be issued in fully registered form without coupons in denominations set forth in the Prospectus Supplement. No service charge will be made for any transfer or exchange of such Debentures, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

         Some of the Debentures may be issued at a discount (bearing no interest or interest at below market rates) ("Original Issue Discount Securities") to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the applicable Prospectus Supplement.


         The Debentures rank pari passu with other debentures issued under the Indenture and with borrowings under the Company's $1 Billion Credit Agreement Dated as of November 28, 1995.


         The Indenture contains no covenants or other provisions that would afford protection to holders of Debentures in the event of a highly-leveraged transaction or a change in control of the Company.


Restrictive Covenants

Definitions

         "Affiliate" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of the definition, "control" when used with respect to any specified person means the power to direct the management and policies of such person directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.


         "Bankruptcy Law" means Title 11, United States Code, or any similar federal or state law for the relief of debtors.


         "Consolidated Net Tangible Assets" means the sum of the Net Tangible Assets of the Company and its consolidated Subsidiaries after eliminating intercompany items.

         "Custodian" means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

         "Debt" of any person means, without duplication,

                  (i) the principal of and premium, if applicable, in respect of (a) indebtedness of such person for money borrowed and (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible;

                  (ii)   all capital lease obligations of such person;

                  (iii) all obligations of such person issued or assumed as the deferred purchase price of property (but excluding trade accounts payable arising in the ordinary course of business);

                  (iv) all obligations of such person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt of a demand for reimbursement following payment on the letter of credit);

                  (v) all obligations of the type referred to in clauses (i) through (iv) of other persons for the payment of which such person is responsible or liable as obligor or guarantor, and

                  (vi) all obligations of the type referred to in clauses (i) through (v) of other persons secured by any Lien on any asset of such person (whether or not such obligation is assumed by such person), the amount of any such obligation which is not assumed being deemed to be the lesser of the amortized cost of such assets or the amount of the obligation so secured.

         "Funded Debt" means all Debt of a Significant Subsidiary which matures by its terms, or is renewable by such Subsidiary to a date, more than one year after the date of its original creation.

         "Lien" means any mortgage, pledge, deposit for security, security interest or other similar lien, other than the following: (i) liens for taxes or assessments or other local, state or federal governmental charges or levies; (ii) any lien to secure obligations under workmen's compensation or unemployment insurance laws or similar legislation;
         (iii) any lien to secure performance in connection with bids, tenders, contracts (other than contracts for the payment of Debt) or leases (other than capital lease obligations) made in the ordinary course of business by the Company or any Affiliate thereof; (iv) liens to secure public or statutory obligations; (v) materialmen's, mechanics', carriers', workmen's, repairmen's, construction, or other liens or charges arising in the ordinary course of business; or deposits to obtain the release of such liens; (vi) any lien to secure indemnity, performance, surety or similar bonds to which the Company or any affiliate of the Company is a party; (vii) liens created by or resulting from court or administrative proceedings which are currently being contested in good faith by appropriate actions or proceedings or for the purpose of obtaining a stay or discharge in the course of any court or legal proceedings for which appropriate accounting reserves have been made to the extent required by generally accepted accounting principles; (viii) leases (other than capital lease obligations) made, or existing on property acquired, constructed or improved, in the ordinary course of business, together with repairs and additions thereto and improvements thereof; (ix) landlords' liens; (x) zoning restrictions, easements, licenses, reservations or restrictions in respect of currently owned or hereafter acquired, constructed, or improved tangible property or defects or irregularities (including any terms, conditions, agreements, covenants, exceptions and reservations expressed or provided in deeds or other agreements) in title thereto, which do not materially impair the conduct of the business of the Company; (xi) any of such liens described in clauses (i) through
         (x),whether or not delinquent, whose validity or applicability is at the time being contested in good faith by appropriate actions or proceedings of the Company or any Subsidiary and for which appropriate accounting reserves have been made to the extent required by generally accepted accounting principles; (xii) liens securing obligations neither assumed by the Company or any Subsidiary nor on account of which any of them customarily pays interest directly or indirectly, existing, either at the date hereof, or, as to property hereafter acquired, constructed, or improved at the time of acquisition, construction or improvement by the Company or a Subsidiary; (xiii) any right which any municipal or governmental body or agency may have by virtue of any franchise, license, contract or statute to purchase, or designate a purchaser of or order the sale of, any property of the Company or any Subsidiary upon payment of reasonable compensation therefor, or to terminate any franchise, license or other rights or to regulate the property and business of the Company or any Subsidiary; (xiv) the lien of judgments covered by insurance, or upon appeal and covered, if necessary, by the filing of an appeal bond, or if not so covered, not exceeding at any one time $10,000,000 in aggregate amount; (xv) any lien or encumbrance, moneys sufficient for the discharge of which have been deposited in trust with the Trustee hereunder or with the trustee or mortgagee under the instrument evidencing such lien or encumbrance, with irrevocable authority to the Trustee hereunder or to such other trustee or mortgagee to apply such moneys to the discharge of such lien or encumbrance to the extent required for such purpose; (xvi) rights reserved to or vested in others to take or receive any part of the gas, by-products of gas or steam or electricity generated or produced by or from any properties of the Company or any Subsidiary or with respect to any other rights concerning supply, transportation, or storage of a commodity which is used in the ordinary course of business; and (xvii) liens created or assumed by the Company or a Subsidiary in connection with the issuance of debt securities, the interest on which is excludable from the gross income of the holders of such securities pursuant to Section 103 of the Internal Revenue Code of 1986, or any successor section.

         "Net Tangible Assets" as applied to any person on any date shall mean the gross book value as shown on the books of such person of all its property both real and personal (exclusive of licenses, patents, patent applications, copyrights, trademarks, trade names, goodwill, experimental or organizational expense and other like intangibles, treasury stock and unamortized debt discount and expense but including regulatory assets properly recorded on the balance sheet), less all reserves for depreciation, obsolescence, depletion and amortization of its properties as shown by the books and all other proper reserves which in accordance with generally accepted accounting principles should be provided in connection with the business conducted.

         "Preferred Stock" as applied to the capital stock of any corporation, means stock of any class or classes (however designated) (a) which is preferred as to the payment of dividends, or as to the distribution of assets on any voluntary or involuntary liquidation or dissolution of such corporation, over shares of any other stock of any class of such corporation or (b) which contains provisions requiring the mandatory redemption of such stock or the mandatory payment of dividends thereon or which permit the holders of such stock to put such stock to the issuer thereof.

         "Secured Debt" means Debt secured by a Lien.

         "Significant Subsidiary" means a Subsidiary that meets the conditions for being classified as a "significant subsidiary" under Regulation S-X of the SEC.

         "Subsidiary" means a corporation or limited liability corporation of which a majority of the capital stock, having voting power under ordinary circumstances to elect directors, is owned by the Company and/or one or more Subsidiaries of the Company.

Limitation on Secured Debt (Section 3.03)

                  The Company has covenanted that it will not issue any Secured Debt after the date of the Indenture without making effective provision to ratably secure the Debentures of all series issued and outstanding pursuant to the Indenture. The preceding sentence does not require the Company to ratably secure the Debentures upon the issuance of the following Secured Debt:

                  (1) Debt of the Company which is incurred to finance the acquisition, construction or improvement of assets of the Company and its Subsidiaries, which acquisition is consummated, or which construction or improvement is commenced, after the date of this Indenture; provided, however, that such Debt shall not be secured by any assets of the Company other than assets so acquired, constructed or improved (together with (i) to the extent the terms of Secured Debt so provide, repairs and additions thereto and improvements thereof, and (ii) with respect to construction and improvement, any theretofore unimproved real property on which the property so constructed or improved is located);

                  (2) Debt of the Company which is secured by assets of a person where such Debt was existing at the time such person was merged or consolidated with the Company or at the time of sale, other disposition, or lease of the properties of such person as an entirety (or substantially as an entirety) to the Company; provided, however, that such Debt shall not be secured by any assets of the Company other than the assets subject thereto at the time of the acquisition (together with, to the extent the terms of Secured Debt so provides, repairs and additions thereto and improvements thereof);

                  (3) Debt of the Company issued to refinance such Debt incurred under paragraphs (1) and (2) provided that the Debt so issued is not secured by a Lien on assets other than those which secure the Debt being refinanced (together with, to the extent the terms of new Secured Debt so provides, repairs and additions thereto and improvements thereof);

                  (4) Debt of the Company which is secured by inventory, accounts receivable, or customers' installment paper, or the proceeds thereof, including by means of asset securitization;


                  (5)  obligations arising with respect to production payments;
         and


                  (6) other Debt which does not exceed, in an aggregate principal amount at any one time outstanding, ten percent (10%) of the Consolidated Net Tangible Assets of the Company and its consolidated Subsidiaries, determined as of the end of the most recent fiscal quarter of the Company ending not less than 45 days from the date of determination.


Limitations on Funded Debt or Preferred Stock of Significant Subsidiaries (Section 3.04)

         The Company shall not permit any Significant Subsidiary to issue, directly or indirectly, any Funded Debt or Preferred Stock except:

                  (1) Funded Debt and Preferred Stock issued and outstanding on or prior to the date of the Indenture;

                  (2) Funded Debt and Preferred Stock issued to and held by the Company or a Subsidiary; provided, however, that any subsequent issuance or transfer of any common stock which results in any such Subsidiary ceasing to be a Subsidiary and any subsequent transfer of such Debt or

         Preferred Stock (other than to the Company or a Subsidiary) shall be deemed the issuance of such Debt by the issuer thereof;

                  (3) Funded Debt and Preferred Stock of a Significant Subsidiary issued and outstanding on or prior to the date on which such Significant Subsidiary was acquired by the Company or on which it became a Significant Subsidiary;

                  (4) Funded Debt and Preferred Stock issued to finance the acquisition by such Significant Subsidiary of any assets or capital stock of any person or the construction or improvement of assets of such Significant Subsidiary, which acquisition is consummated, or which construction or improvement is commenced, after the date of the Indenture;

                  (5) Funded Debt and Preferred Stock issued in exchange for, or the proceeds of which are used to refund or refinance, Debt or Preferred Stock referred to in the foregoing clauses (1) through (4) or to reacquire equity or debt or to repay debt of such Significant Subsidiary held by the Company or a Subsidiary;

                  (6) Funded Debt issued with respect to (a) obligations that are tax-exempt pursuant to Section 103 of the Internal Revenue Code of 1986 as from time to time amended and that are issued in connection with pollution control or other facilities of such Significant Subsidiary or (b) other obligations, whether taxable or tax-exempt, that are issued through any public or governmental authority in connection with pollution control or other facilities of such Significant Subsidiary;

                  (7) Funded Debt in an aggregate amount not exceeding the sum of (a) total inventory of the Significant Subsidiary; (b) total accounts receivable of the Significant Subsidiary; and (c) the total amount of customers' installment paper of such Significant Subsidiary, determined in accordance with generally accepted accounting principles, in each case, as of the end of the most recent fiscal quarter of such Significant Subsidiary ending not less than 45 days from the date of determination;


                  (8)  obligations with respect to production payments; and


                  (9) Funded Debt in an aggregate principal amount and Preferred Stock having an aggregate preferential involuntary liquidation value, in either case which, when added to the aggregate principal amount of Funded Debt of all other Significant Subsidiaries (other than Funded Debt referred to in clauses (1) through (8) above) and when added to the aggregate preferential involuntary liquidation value of Preferred Stock (other than Preferred Stock referred to in clauses (1) through (5) above), does not exceed, at any one time outstanding, ten percent (10%) of the sum of the Net Tangible Assets of such Significant Subsidiary and all other Significant Subsidiaries determined on a consolidated basis, as of the end of the most recent fiscal quarter of each such Significant Subsidiary ending not less than 45 days from the date of determination.

Consolidation, Merger and Sale of Assets (Section 4.01)

         The Company may not consolidate or merge with or into, or transfer or lease all or substantially all its assets to, any person, unless (i) the person (if other than the Company) formed by such consolidation or into which the Company is merged or which acquires or leases all or substantially all the assets of the Company is organized and existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes all of the Company's obligations under the Debentures and under the

Indenture; (ii) immediately after giving effect to such transaction no Event of Default shall have happened and be continuing; and (iii) certain other conditions are met.

Secured Debt of Columbia Transmission (Indenture Supplements with Respect to POR Debentures)


         Supplemental Indentures for the Debentures issued pursuant to the POR contain a covenant requiring the Company, for the period through, and including, November 27, 1999, to either hold $600 million of Columbia Transmission Secured Debt or retire (by the means prescribed by the covenant) Company funded debt in an amount equal to 150% of the amount by which $600 million exceeds the amount of Columbia Transmission Secured Debt held by the Company.


Events of Default (Section 5.01)

                  The following are Events of Default with respect to
Debentures:

                  (1) default in any payment of interest on any Debenture when the same becomes due and payable and such default continues for a period of 20 days;

                  (2) default in the payment of the principal of any Debenture when the same becomes due and payable at its stated maturity, upon declaration or otherwise;

                  (3) failure to comply with the Indenture provisions relating to the merger, consolidation or transfer of assets;

                  (4) failure to comply with any of its agreements in the Debentures or Indenture (other than those referred to in (1), (2), or (3) above) and such failure continues for 60 days after the notice specified below;

                  (5) the Company has entered against it final, non-appealable court judgments for the payment of money exceeding in the aggregate $50,000,000 in uninsured liability and such judgments are not discharged, paid or adequately provided for within 60 days after the last of such judgments become final and non-appealable;

                  (6) the Company pursuant to or within the meaning of any Bankruptcy Law: (a) commences a voluntary case; (b) consents to the entry of an order for relief against it in an involuntary case; (c) consents to the appointment of a custodian of it or for any substantial part of its property; or (d) makes a general assignment for the benefit of its creditors (collectively, a "Bankruptcy Default"); or

                  (7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (a) is for relief against the Company in an involuntary case; (b) appoints a Custodian of the Company or for any substantial part of its property; or (c) orders the winding up or liquidation of the Company; and the order or decree remains unstayed and in effect for 60 days.

                  A default of the type described in clause (4) above is not an Event of Default until the Trustee or the holders of at least 25% in principal amount of the Debentures notify the Company of the default and the Company does not cure the default within the time specified in clause (4) after receipt of such notice.

         The Company is required to file with the Trustee on an annual basis a certificate executed by two of its officers stating that the Company is in compliance with the terms of the Indenture (Section 3.05).


Acceleration of Maturity (Section 5.02)

                  If an Event of Default with respect to Debentures occurs and is continuing, then, and in each and every such case, unless the principal of all of the Debentures shall have already become due and payable, either the Trustee or the holders of not less than 25% in principal amount of the Debentures, by notice in writing to the Company (and to the Trustee if given by holders), may declare the entire principal amount (or, if the Debentures of such lesser series are Original Issue Discount Securities, such portion of the principal as may be specified in the terms of such Original Issue Discount Securities) of all of the Debentures and any premium and interest accrued thereof to be due and payable immediately, and upon any such declaration such principal amount (or specified amount) and any premium and interest accrued thereon shall become immediately due and payable. If an Event of Default specified previously in clause (6) or (7) under the caption "Descriptions of Securities; Debentures - Events of Default" ("Bankruptcy Defaults") occurs and is continuing, the principal of and interest on all the Debentures shall ipso facto become and be immediately due and payable without any declaration or other act.

                  However, at any time after a declaration of acceleration with respect to Debentures has been made, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the Debentures may, under certain circumstances, rescind and annul such acceleration.

                  Reference is made to the Prospectus Supplement relating to each series of Debentures which are Original Issue Discount Securities for the particular provision relating to acceleration of the maturity of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

Waiver and Modification (Section 5.04 and 8.02)

                  The holders of a majority in principal amount of Debentures may waive any past default under the Indenture with respect to Debentures, except a default not theretofore cured in the payment of the principal of or interest on any Debentures or in respect of any provision which under the Indenture cannot be modified or amended without the consent of the holder of each Debenture affected. (Section 5.04).

                  The Indenture contains provisions permitting the Company and the Trustee to enter into one or more supplemental indentures without the consent of the holders of any of the Debentures in order (i) to cure any ambiguity, omission, defect or inconsistency; (ii) to evidence the succession of another corporation to the Company and the assumption of the covenants of the Company by a successor to the Company; (iii) to provide for uncertificated Debentures in addition to or in place of certificated Debentures; (iv) to comply with requirements of the SEC in connection with qualifying the Indenture under the Trust Indenture Act of 1939, as amended; (v) to add to the covenants of the Company for the benefit of holders of Debentures or to surrender any right or power of the Company; or (vi) to make any change that does not adversely affect the interests of any holder of Debentures in any material respect. (Section 8.01).

                  Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the holders of a majority in principal amount of the Debentures outstanding; provided, however, that no such modification or amendment may, without the consent of the holder of each Debenture affected thereby, (i) reduce the principal amount of Debentures whose holders must consent to an amendment; (ii) reduce the rate of or extend the time for payment of interest on any Debenture; (iii) reduce the principal of or extend the fixed maturity of any Debenture; (iv) reduce the premium payable upon the redemption of any Debenture or change the time at which any Debenture may or shall be redeemed; (v) make any Debenture payable in money other than that stated in the Debenture; or (vi) reduce the percentage in principal amount of Debentures, the consent of the holders of which is required for modification or amendment of the Indenture or for waiver of certain defaults; and, provided further, that in case more than one series of Debentures (or Debentures of a single series which have different terms) are outstanding under the Indenture, any such proposed amendment affects the rights of holders of Debentures of one or more series (or Debentures of a single series which have different terms) and does not affect the rights of holders of the Debentures of one or more of the other series (or Debentures of a single series which have different terms), then only holders of Debentures to be affected shall have authority or be required to consent to or approve such amendment. Any waiver of a default is deemed to affect the Debentures of all series, and any modification of the provisions of any sinking fund or covenant established in respect of Debentures of a particular series (or Debentures of a single series having the same terms) are deemed to affect only such Debentures. (Section 8.02)


Satisfaction, Discharge, and Defeasance Prior to Maturity or Redemption (Sections 7.01 and 7.02)


         The Company may, at any time, terminate (i) all its obligations under the Indenture with respect to the Debentures of a series (such termination by the Company, a "Legal Defeasance ") or (ii) its obligations to comply with certain restrictive covenants ("Covenant Defeasance") with respect to the Debentures of a series, provided that the Company irrevocably deposits in trust with the Trustee money or U.S. Government Obligations for the payment of principal of and interest on the Debentures of the series to be defeased to maturity or redemption, as the case may be. The conditions to Legal Defeasance or Covenant Defeasance shall be that (i) no default exists or occurs, (ii) the Company obtains a certificate from a firm of nationally recognized independent accountants that the deposited U.S. Government Obligations will be sufficient to pay principal of and interest on the Debentures to be defeased when due and
(iii) in the case of Legal Defeasance, 91 days pass after the deposit is made and no Bankruptcy Default with respect to the Company is continuing at the end of the 91-day period.


Federal Income Tax Consequences Related to Defeasance


         Under current federal income tax law, a Covenant Defeasance as described above will not result in a taxable event to any holder of Debentures or otherwise affect the federal income tax consequence of an investment in Debentures.


         The federal income tax treatment of a Legal Defeasance as described above is not clear. A Legal Defeasance may be treated as a taxable exchange of such Debentures for beneficial interests in the trust consisting of the securities. In that event, a holder of Debentures would be required to recognize gain or loss equal to the difference between the holder's adjusted basis for the Debentures and the fair market value of the holder's beneficial interest in such trust. Thereafter, such holder would be required to include in income a share of the income, gain, and loss of the trust. Purchasers of the Debentures should consult their own advisors with respect to the tax consequences to them of such Legal Defeasance, including the applicability and effect of tax laws other than federal income tax law.


                                PREFERRED STOCK

         The following summary contains a description of certain general terms of the Company's Preferred Stock to which any Prospectus Supplement may relate. Certain terms of any series of Preferred Stock that may be offered by any Prospectus Supplement will be described in the Prospectus Supplement relating thereto. If so indicated in the Prospectus Supplement, the terms of any series may differ from the terms set forth below. The description of certain provisions of the Company's Preferred Stock does not purport to be complete and is subject to and qualified in its entirety by reference to the provisions of the Company's

Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and the Certificate of Designation (the "Certificate of Designation") relating to each particular series of Preferred Stock which will be filed by amendment or incorporated by reference, as the case may be, as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such Preferred Stock.

General


         Under the Certificate of Incorporation, the Board of Directors of the Company is authorized, without further stockholder action to provide for the issuance of up to 40,000,000 shares of Preferred Stock, of which 7,999,494 shares of 7.89% Preferred Stock, Series A, with a liquidation value of $25 per share and 4,898,946 shares of 5.22% Convertible Preferred Stock, Series B, with a liquidation value of $40.82 per share were issued and outstanding as of December 31, 1995. On February 8, 1996, the Company announced its intent to redeem the DECS and Preferred Stock on February 26, 1996 as permitted under the terms of the applicable Certificate of Designation.


         Additional Preferred Stock may be issued in one or more series, with such designations or titles; dividend rates; any redemption provisions; special or relative rights in the event of liquidation, dissolution, distribution or winding up of the Company; any sinking fund provisions; any conversion provisions; any voting rights; and any other preferences, privileges, powers, rights, qualifications, limitations and restrictions, as shall be set forth as and when established by the Board of Directors of the Company. The shares of any series of Preferred Stock will be, when issued, fully paid and nonassessable and holders thereof will have no preemptive rights in connection therewith.


         The liquidation preference of any series of Preferred Stock is not necessarily indicative of the price at which shares of such series of Preferred Stock will actually trade at or after the time of their issuance. The market price of any series of Preferred Stock can be expected to fluctuate with changes in market and economic conditions, the financial condition and prospects of the Company and other factors that generally influence the market price of securities.

Rank

         Any series of Preferred Stock will, with respect to rights on liquidation, winding up and dissolution, rank (i) senior to Common Stock and to all other equity securities issued by the Company, the terms of which specifically provide that such equity securities will rank junior to such series of Preferred Stock (the "Junior Liquidation Securities"); (ii) on a parity with all equity securities issued by the Company, the terms of which specifically provide that such equity securities will rank on a parity with such series of Preferred Stock ("Parity Liquidation Securities"); and (iii) junior to all equity securities issued by the Company, the terms of which specifically provide that such equity securities will rank senior to such series of Preferred Stock (the "Senior Liquidation Securities"). In addition, any series of Preferred Stock will, with respect to dividend rights, rank (i) senior to all equity securities issued by the Company, the terms of which specifically provide that such equity securities will rank junior to such series of Preferred Stock and, to the extent provided in the applicable Certificate of Designation, to Common Stock; (ii) on a parity with all equity securities issued by the Company, the terms of which specifically provide that such equity securities will rank on a parity with such series of Preferred Stock and, to the extent provided in the applicable Certificate of Designation, to Common Stock ("Parity Dividend Securities"); and (iii) junior to all equity securities issued by the Company, the terms of which specifically provide that such equity securities will rank senior to such series of Preferred Stock. As used in any Certificate of Designation for these purposes, the term "equity securities" will not include debt securities convertible into or exchangeable for equity securities.

Dividends

         Holders of each series of Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of the Company out of funds legally available therefor, cash dividends at such rates and on such dates as are set forth in the Prospectus Supplement relating to such series of Preferred Stock. Dividends will be payable to holders of record of Preferred Stock as they appear on the books of the Company on such record dates as shall be fixed by the Board of Directors. Dividends on any series of Preferred Stock may be cumulative or non-cumulative.

         No full dividends may be declared or paid out of funds set apart for the payment of dividends on any series of Preferred Stock unless dividends shall have been paid or set apart for such payment on any senior series of Preferred Stock or on any Parity Dividend Securities. If full dividends are not so paid, such series of Preferred Stock shall be subordinated to payment of dividends on any senior series and shall share dividends pro rata with any Parity Dividend Securities.

Conversion and Exchange

         The Prospectus Supplement for any series of Preferred Stock will state the terms, if any, on which shares of that series are convertible into other securities, including shares of another series of Preferred Stock or Common Stock, or exchangeable for another series of Preferred Stock, Common Stock or Debentures of the Company. The Common Stock of the Company is described below under "Common Stock".

Liquidation Preference

         Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of each series of Preferred Stock that ranks senior to the Junior Liquidation Securities will be entitled to receive out of assets of the Company available for distribution to shareholders, before any distribution is made on any Junior Liquidation Securities, including Common Stock, distributions upon liquidation in the amount set forth in the Prospectus Supplement relating to each such series of Preferred Stock. If the holders of the Preferred Stock of any series and any other Parity Liquidation Securities are not paid in full, the holders of the Preferred Stock of such series and the Parity Liquidation Securities will share ratably in any such distribution of assets of the Company in proportion to the full liquidation preferences to which each is entitled. After payment of the full amount of the liquidation preference to which they are entitled, the holders of such series of Preferred Stock will not be entitled to any further participation in any distribution of assets of the Company.

Voting Rights

         Except as indicated in the Prospectus Supplement relating to a particular series of Preferred Stock or except as expressly required by applicable law or the Certificate of Incorporation, the holders of shares of Preferred Stock will have no voting rights.

Reissuance

         Preferred Stock redeemed or otherwise acquired by the Company will assume the status of authorized but unissued Preferred Stock and may thereafter be reissued in the same manner as other authorized but unissued Preferred Stock.

                                  COMMON STOCK


         The Company has authorized 100,000,000 shares of Common Stock, $10 par value, of which 49,204,025 shares were issued and outstanding as of December 31, 1995. The shares of Common Stock currently outstanding are, and the shares of Common Stock that may be offered hereby will be, fully paid and nonassessable.


         Subject to the rights of the holders of any preferred stock then outstanding, holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders of the Company, other than the election of directors. Voting for directors is cumulative; each stockholder has votes equal to the number of shares of Common Stock the stockholder owns multiplied by the number of directors to be elected and all votes can be cast for one nominee or divided among more than one.

         Subject to the rights of the holders of Preferred Stock, holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors of the Company in its discretion out of funds legally available therefor. Upon any liquidation or dissolution of the Company, holders of the Common Stock are entitled to receive pro rata all assets remaining available for distribution to stockholders after payment of all liabilities and provision for the liquidation of any shares of any Preferred Stock at the time outstanding. The Common Stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such stock.


                              CORPORATE PROVISIONS

                     RESTATED CERTIFICATE OF INCORPORATION


         The Certificate of Incorporation was amended and restated pursuant to the POR and provides for, among other things: (i) the classification of the Board of Directors; (ii) a prohibition on the removal of directors except for cause and then only with a vote of 80% of shares outstanding; and (iii) stockholder action only to be conducted at a duly called annual or special meeting of stockholders and not effected by written consent. The Certificate of Incorporation also provides that, except as otherwise required by law and subject to the rights of holders of Preferred Stock, special meetings of stockholders of the Company may be called only by the Company's Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized members of the Company's Board of Directors. The classification of the Board into three classes, each class serving a period of three years, could delay a holder of shares representing a majority of the voting power from obtaining control of the Board because such holder would not be able to replace a majority of the directors prior to, at least, the second annual meeting of stockholders following the acquisition of such majority interest. The article also contains certain super-majority voting requirements with respect to filling director vacancies and amending certain provisions.


         The Certificate of Incorporation requires the Company to indemnify its directors and officers and certain other persons serving at the request of the Company to the fullest extent permitted by Delaware law and to advance litigation expenses and to maintain director and officer liability insurance.
Article V of the Certificate of Incorporation also limits or eliminates the personal monetary liability of directors and officers for breaches of fiduciary duty to the fullest extent permitted by Delaware law.


         The Company, as a Delaware corporation, is subject to Section 203 of the Delaware General Corporation Law. Section 203 discourages efforts by others to acquire control of the Company through acquisitions of stock or otherwise, unless the transactions are approved by the Company's Board of Directors. It provides that, with certain exceptions, a person who acquires 15% or more of a Company's voting stock (thereby becoming an "interested stockholder") without board approval may not, for three years thereafter, engage in a wide range of business combinations with that corporation unless
(i) upon consummation of the transaction the interested stockholder owned at least 85% of the corporation's voting stock; or (ii) the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.


         As a holding company registered under the Holding Company Act, the Company must obtain the pre-approval by the SEC with respect to the issuance of its securities under Sections 6 and 7 of the Act and the terms of business combinations or divestitures involving the stock and assets of the Company or its regulated subsidiaries under Sections 9 and 10 of the Act.


                              PLAN OF DISTRIBUTION

         The Company may sell the Securities being offered hereby in four ways:
(i) directly to purchasers, (ii) through agents, (iii) through underwriters and
(iv) through dealers.

         Offers to purchase Securities may be solicited by the Company and sales thereof may be made by the Company directly to institutional investors or others. The terms of any such sales, including the terms of any bidding or auction process, if utilized, will be described in the Prospectus Supplement relating thereto.

         Offers to purchase Securities may be solicited directly by the Company or by agents designated by the Company from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act of 1933 (the "Securities Act"), involved in the offer or sale of any Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Agents may be entitled, under agreements which may be entered into with the Company, to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution to amounts that agents may be required to pay in respect of such liabilities. Agents may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

         If an underwriter or underwriters are utilized in the sale of Securities, the Company will execute an underwriting agreement with such underwriters at the time of such sale of Securities and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is delivered to the public. The underwriters may be entitled, under the relevant underwriting agreements, to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution to amounts that underwriters may be required to pay in respect of such liabilities.

         If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Company will sell such Securities to such dealer as principal. Such dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. Dealers may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution to amounts that dealers may be required to pay in respect of such liabilities. The name of the dealer, if any, and the terms of the transaction will be set forth in the Prospectus Supplement.

         If so indicated in the Prospectus Supplement, the Company will authorize agents and underwriters to solicit offers from certain institutions to purchase Debentures from the Company at the public offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date stated in the Prospectus Supplement. Each Contract will be for an amount not less than, and unless the Company otherwise agrees the aggregate principal amount of Debentures sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the

Prospectus Supplement. Institutions with which Contracts, when authorized, may be made include commercial and saving banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions but shall in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except that the purchase by an institution of the Debentures covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject. A commission indicated in the Prospectus Supplement will be paid to underwriters and agents soliciting offers to purchase Debentures pursuant to Contracts accepted by the Company.

         The place and time of delivery for the Securities in respect of which this Prospectus is delivered will be set forth in the accompanying Prospectus Supplement.

                                 LEGAL OPINIONS

         Counsel who are passing upon certain legal matters relating to the Securities are Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, NY 10019 for the Company and Davis Polk & Wardwell, 450 Lexington Avenue, New York, NY 10017 for the Underwriters.

                                    EXPERTS

          Statements made in the Company's Annual Report on Form 10-K for the year ended December 31, 1994, under the caption "Oil and Gas Operating Highlights " and in Note 16 of the Notes to Consolidated Financial Statements incorporated by reference in such Annual Report on Form 10-K, also are incorporated herein by reference in reliance upon the authority of Ryder Scott Company Petroleum Engineers, independent petroleum and natural gas consultants, as experts.

          The consolidated financial statements and schedules incorporated by reference in, or included in, the Company's Annual Report on Form 10-K for the year ended December 31, 1994 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. Reference is made to said report which includes an explanatory paragraph that describes uncertainties which primarily relate to the bankruptcy proceedings of the Company and Columbia Transmission prior to the effective date of their respective reorganization plans, including the status of the Company's loans to Columbia Transmission, certain prepetition asset transfers, the measurement of certain liabilities and other litigation matters all of which are further discussed in Note 2 to the consolidated financial statements.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.

         OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


         The following table sets forth those expenses to be incurred by the Company in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates, except the applicable SEC registration fee.


         Securities and Exchange Commission Filing Fee  . . . . . . . . . . . . . . . . . . . . . . . . .        $     344,828


         Printing of Registration Statement, Prospectus,
          Definitive Debentures and other Miscellaneous Papers  . . . . . . . . . . . . . . . . . . . . .        $     130,000

         Trustee's Charges  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $      10,000

         Legal Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $     225,000

         Independent Public Accountants' Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . .        $     150,000

         Rating Agency Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $     250,000

         Service Charges, Columbia Gas System Service Corporation   . . . . . . . . . . . . . . . . . . .        $     200,000

         Blue Sky Filing Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $      30,000

         Miscellaneous Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $      50,000

                                                                                                                    ----------

                            Total Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $   1,389,828
                                                                                                                    ==========


ITEM 15.

         INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the General Corporation Law of the State of Delaware gives Delaware corporations the power to indemnify present and former officers and directors under certain circumstances. Article V of the Certificate of Incorporation contains provisions which provide for indemnification of certain persons (including officers and directors).

         Directors and officers liability insurance has been purchased for the Company's officers and directors, plus directors and officers of subsidiary companies. Subject to policy terms and conditions, this insurance indemnifies individual directors and officers for related costs, damage or charges, including litigation expenditures, incurred as a result of actual or alleged wrongful acts. The coverage also reimburses the Company and its subsidiary companies for amounts paid by them to indemnify covered directors and officers. The annual cost of this insurance to the Company and its subsidiary companies is $1,565,000.

ITEM 16.

         EXHIBITS


         1-A           -Form of Underwriting Agreement.

         4-Q -Form of Indenture between the Company and Marine Midland Bank, Trustee.

         4-R           -Form of Supplemental Indenture for Debentures.

         4-S -Indenture dated as of November 28, 1995 between the Company and Marine Midland Bank, Trustee.

         4-T -First Supplemental Indenture dated as of November 28, 1995 between the Company and Marine Midland Bank, Trustee.

         4-U -Second Supplemental Indenture dated as of November 28, 1995 between the Company and Marine Midland Bank, Trustee.

         4-V -Third Supplemental Indenture dated as of November 28, 1995 between the Company and Marine Midland Bank, Trustee.

         4-W -Fourth Supplemental Indenture dated as of November 28, 1995 between the Company and Marine Midland Bank, Trustee.

         4-X -Fifth Supplemental Indenture dated as of November 28, 1995 between the Company and Marine Midland Bank, Trustee.

         4-Y -Sixth Supplemental Indenture dated as of November 28, 1995 between the Company and Marine Midland Bank, Trustee.

         4-Z -Seventh Supplemental Indenture dated as of November 28, 1995 between the Company and Marine Midland Bank, Trustee.

         5 -Opinion of Messrs. Cravath, Swaine & Moore with respect to the legality of the Securities.

         12            -Statement of Ratio of Earnings to Fixed Charges.

         23-A-1 -Written consent of Arthur Andersen LLP, independent public accountants dated November 22, 1995, to the incorporation by reference of their reports dated February 9, 1995, which are included, or incorporated by reference, in the Company's Annual Report on Form 10-K.

         23-A-2 -Written consent of Arthur Andersen LLP, independent public accountants dated February 13, 1996, to the incorporation by reference of their reports dated February 9, 1995, which are included, or incorporated by reference, in the Company's Annual Report on Form 10-K.

         23-B-1 -Letter report, dated February 3, 1995, of Ryder Scott Company Petroleum Engineers, independent petroleum and natural gas consultants to the Company.

         23-B-2 -Written consent, dated January 4, 1996, of Ryder Scott Company Petroleum Engineers, independent petroleum and natural gas consultants to the Company, to the filing and use of information contained in such letter report, which is incorporated by reference in Exhibit 23-B-1, in reports and registration statements to be filed from January 1, 1996 through March 31, 1996.

         23-C -The consent of Messrs. Cravath, Swaine & Moore, counsel to the Company, appears in their opinion which is filed as Exhibit 5 to this Registration Statement.

         24            -Powers of attorney.

         25            -Statement of eligibility of Trustee.

ITEM 17.

         UNDERTAKINGS

               The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                    Statement:

                    (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;


                    (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;


                    (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

               provided, however, that paragraphs (l)(i) and (l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (4) That for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the Company by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of New Castle and State of Delaware on February 15, 1996.

                               THE COLUMBIA GAS SYSTEM, INC.

                               By     /s/    M. W. O'Donnell
                                 ------------------------------------------
                                 M. W. O'Donnell, Senior Vice President and
                                                    Chief Financial Officer


         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.


------------------------------------------------------------------------------------------------
Signature                       Title                                 Date
------------------------------------------------------------------------------------------------
Oliver G. Richard III           Director (Principal                   February 15, 1996
                                Executive Officer)

Michael W. O'Donnell            Senior Vice President
                                (Principal Financial Officer)

Richard E. Lowe                 Vice President                        By:       /s/     M. W. O'Donnell
                                (Principal Accounting                    ----------------------------------
                                Officer)                                 (M. W. O'Donnell,
                                                                         Attorney- in Fact)

Richard F. Albosta              Director

Robert H. Beeby                 Director

Wilson K. Cadman                Director

James P. Heffernan              Director

Donald P. Hodel                 Director

Malcolm T. Hopkins              Director

Malcolm Jozoff                  Director

William E. Lavery               Director

Gerald E. Mayo                  Director

Dr. Douglas E. Olesen           Director

Ernesta G. Procope              Director

James R. Thomas, II             Director

William R. Wilson               Director

                                 EXHIBIT INDEX

          Reference is made in the two right hand columns below to those exhibits which have heretofore been filed with the Commission. Exhibits so referred to are incorporated herein by reference.

                                                                                                               Reference
                                                                                                    ------------------------------

                                                                                                    File No.           Exhibit No.
                                                                                                    ---------          -----------
1-A*       -Form of Underwriting Agreement.

4-Q        -Form of Indenture between the Company and Marine Midland Bank, Trustee.                    33-64555             4-Q

4-R        -Form of Supplemental Indenture for Debentures.                                             33-64555             4-R

4-S*       -Indenture dated as of November 28, 1995 between the Company and Marine Midland
           Bank, Trustee.

4-T*       -First Supplemental Indenture dated as of November 28, 1995 between the Company and Marine Midland Bank, Trustee.

4-U*       -Second Supplemental Indenture dated as of November 28, 1995 between the Company and Marine Midland Bank, Trustee.

4-V*       -Third Supplemental Indenture dated as of November 28, 1995 between the Company and Marine Midland Bank, Trustee.

4-W*       -Fourth Supplemental Indenture dated as of November 28, 1995 between the Company and Marine Midland Bank, Trustee.

4-X*       -Fifth Supplemental Indenture dated as of November 28, 1995 between the Company and Marine Midland Bank, Trustee.

4-Y*       -Sixth Supplemental Indenture dated as of November 28, 1995 between the Company and Marine Midland Bank, Trustee.

4-Z*       -Seventh Supplemental Indenture dated as of November 28, 1995 between the Company and Marine Midland Bank, Trustee.

5*         -Opinion of Messrs. Cravath, Swaine & Moore with respect to the legality of the
           Securities.

12*        -Statement of Ratio of Earnings to Fixed Charges.

23-A-1     -Written consent of Arthur Andersen LLP, independent public accountants dated
           November 22, 1995, to the incorporation by reference of their reports dated
           February 9, 1995, which are included, or incorporated by reference, in the
           Company's Annual Report on Form 10-K.                                                       33-64555             24-A

23-A-2*    -Written consent of Arthur Andersen LLP, independent public accountants dated
           February 15, 1996, to the incorporation by reference of their reports dated
           February 9, 1995, which are included, or incorporated by reference, in the
           Company's Annual Report on Form 10-K.

23-B-1     -Letter report, dated February 3, 1995, of Ryder Scott Company Petroleum Engineers,
           independent petroleum and natural gas consultants to the Company.                             1-1098             23-A

23-B-2*    -Written consent, dated January 4, 1996, of Ryder Scott Company Petroleum Engineers,
           independent petroleum and natural gas consultants to the Company, to the filing and use of information contained in such letter report, which is incorporated by reference in
           Exhibit 23-B-1, in reports and registration statements to be filed from January 1, 1996 through March 31, 1996.

23-C*      -The consent of Messrs. Cravath, Swaine & Moore, counsel to the Company, appears in their opinion which is filed as Exhibit 5 to this Registration Statement.

24         -Powers of attorney.                                                                        33-64555              25

25         -Statement of eligibility of trustee.                                                       33-64555              26

-------------
*Filed herewith.